Joint Filer Information

Name:		Highbridge International LLC

Address:		c/o Harmonic Fund Services
The Cayman Corporate Centre, 4th Floor
27 Hospital Road
George Town, Grand Cayman
Cayman Islands, British West Indies

Issuer:		Ambassadors International, Inc.

Date of Event Requiring Statement: January 13, 2011

Signature:		HIGHBRIDGE INTERNATIONAL LLC

	By:	Highbridge Capital Management, LLC
its Trading Manager

	By:	/s/ John Oliva
Name: John Oliva
Title: Managing Director

Joint Filer Information

Name:	Glenn Dubin

Address:	c/o Harmonic Capital Management, LLC
40 West 57th Street, 33rd Floor
New York, New York 10019

Designated Filer:	Ambassadors International, Inc.

Date of Event Requiring Statement: January 13, 2011

Signature:
	By:	/s/ Glenn Dubin
GLENN DUBIN